Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)
To Prospectus dated May 14, 2008	File No. 333-148982

ZION OIL & GAS, INC.

This document supplements the prospectus dated May 14, 2008, as supplemented on October 24, 2008, December 1, 2008 and January 21, 2009. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

Commencing January 4, 2011 and continuing through 5:00 p.m. Eastern Time on March 7, 2011 (the "Expiration Time"), the exercise price of the Unit Warrants will be reduced from $7.00 to $4.00. Any and all Unit Warrants properly exercised in accordance with the terms of the Unit Warrants on or after the date hereof and prior to the Expiration Time will be accepted by Zion at the reduced exercise price and one share of registered common stock per Unit Warrant will be issued to the exercising Unit Warrant holder. After the Expiration Time, the $7.00 exercise price included in the original terms of the Unit Warrants will be reinstituted. Except for the reduced exercise price of the Unit Warrants prior to the Expiration Time, the terms of the Warrants remain unchanged. Zion reserves the right to extend the Expiration Time, however, at this time Zion does not intend to do so.

Accordingly, all references in the Prospectus indicating that the exercise price of the Unity Warrants is $7.00 are hereby deleted and replaced with an exercise price of $4.00 through the Expiration Time. Thereafter and through January 31, 2012, the expiration date of the Unit Warrants, the exercise price shall be $7.00.

Investing in our common stock is very risky. See "Risk Factors" commencing at page 2 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2011.